Exhibit 10.10.4
RESTRICTED STOCK AWARD AGREEMENT
To:                                          Date of Grant:                                          Number of Shares:
     Odyssey Healthcare, Inc., a Delaware corporation (the “Company”), is pleased to grant you an award (the “Plan Award”) consisting of an aggregate of ___ shares (the “Restricted Shares”) of the Company’s authorized Common Stock, subject to the terms and conditions set forth in this Restricted Stock Award Agreement (this “Award Agreement”) and the Odyssey Healthcare, Inc. 2001 Equity-Based Compensation Plan (the “Plan”). The Plan Award is governed by the terms of this Award Agreement and, where appropriate, the Plan. Any terms not defined herein shall have the meaning set forth in the Plan.
     This Award Agreement sets forth the terms of the agreement between you and the Company with respect to the Restricted Shares. By accepting this Award Agreement, you agree to be bound by all of the terms hereof.
     1. Definitions. As used in this Award Agreement, the following terms have the meanings set forth below:
          (a) “Board” means the Company’s Board of Directors.
          (b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.
          (c) “Change in Control” means, notwithstanding the terms of the Plan or any provision herein to the contrary, the occurrence of any of the following events:
          (i) The agreement to acquire or a tender offer for beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act), of 50% or more of either (x) the then outstanding shares of Stock (the “Outstanding Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) and (B) of paragraph (iii) below; or
          (ii) Individuals who constitute the Incumbent Board, which shall be defined as the individuals who, as of the Date of Grant, constitute the Board and any other individual who becomes a director of the Company after that date and whose election or appointment by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board, cease for any reason to constitute at least a majority of the Board; or
          (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) the Outstanding Stock and Outstanding Company Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company, or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) and (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Company existed prior to the Business Combination; or
          (iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
          (d) “Committee” shall mean the committee or sub-committee established by the Board to administer part or all of the Plan.
          (e) “Common Stock” means the common stock, par value $.001 per share, of the Company as authorized from time to time.
          (f) “Date of Grant” means               .
          (g) “Disability” means, as determined by the Board in its sole discretion exercised in good faith, a physical or mental impairment of sufficient severity that either you are unable to continue performing the duties you performed before such impairment or your condition entitles you to disability benefits under any insurance or employee benefit plan of the Company or its Subsidiaries and that impairment or condition is cited by the Company as the reason for termination of your employment.
          (h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

          (i) “Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity; a Person, together with that Person’s Affiliates and Associates (as those terms are defined in Rule 12b-2 under the Exchange Act), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Company with such Person, shall be deemed a single “Person.”
          (j) “Plan Award” has the meaning set forth in the first paragraph of the Award Agreement.
          (k) “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.
     2. Escrow of Restricted Shares. The Company shall issue in your name a certificate or certificates representing the Restricted Shares and retain that certificate or those certificates until the restrictions on such Restricted Shares expire as described in Sections 5, 6, or 7 of this Award Agreement or the Restricted Shares are forfeited as contemplated in Sections 4 and 7 of this Award Agreement. You shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. You hereby agree that the Company shall hold the certificate or certificates representing the Restricted Shares and the related stock powers pursuant to the terms of this Award Agreement until such time as such certificate or certificates are either delivered to you or canceled pursuant to this Agreement.
     3. Ownership of Restricted Shares. From and after the time that a certificate or certificates representing the Restricted Shares has been issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement.
     4. Restrictions; Forfeiture. The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until such restrictions are removed or expire as described in Section 5, 6, or 7 of this Agreement. The Restricted Shares are also restricted in the sense that they may be forfeited to the Company. You hereby agree that if the Restricted Shares are forfeited, as provided in Section 7, the Company shall have the right to deliver the certificate(s) representing the Restricted Shares to the Company’s transfer agent for cancellation or, at the Company’s election, for transfer to the Company to be held by the Company in treasury or any designee of the Company.
     5. Expiration of Restrictions and Risk of Forfeiture. The restrictions on all of the Restricted Shares granted pursuant to this Award Agreement will expire and become transferable and nonforfeitable according to the schedule set forth in this Section 5, provided, however, that such restrictions will expire on such dates only if you have been an Employee continuously from the Date of Grant through the applicable vesting date.

Cumulative Percentage of Shares as
On or After Each of the Following	to Which the Restricted Shares are
Vesting Dates	Transferable and Nonforfeitable
First Anniversary of the Date of Grant	25%
Second Anniversary of the Date of Grant	50%
Third Anniversary of the Date of Grant	75%
Fourth Anniversary of the Date of Grant	100%
     6. Adjustment Provisions.
          (a) Recapitalization, Etc. In the event there is any change in the outstanding Common Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares or otherwise, there shall be substituted for or added to each share of Common Stock theretofore appropriated or thereafter subject, or which may become subject, to this Plan Award, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be. Adjustment under the preceding provisions of this section will be made by the Committee, whose determination as to what adjustments will be made and the extent thereof will be final, binding, and conclusive. No fractional interest will be issued under the Plan on account of any such adjustment.
          (b) Change in Control of the Company. In the event of any proposed Change in Control, the Board shall take such action as it deems appropriate to effectuate the purposes of this Plan Award and to protect you, which action may include, but without limitation, any one or more of the following: (i) acceleration or change of the date of the lapse of restrictions applicable to this Plan Award; (ii) arrangement with you for the payment of appropriate consideration to you for the cancellation and surrender of the Plan Award; and (iii) in any case where equity securities other than Common Stock of the Company are proposed to be delivered in exchange for or with respect to Common Stock of the Company, arrangements providing that the Plan Award shall become a Plan Award with respect to such other equity securities.
     7. Termination of Employment.
          (a) Termination Other Than Due to Death or Disability. Subject to Section 5, if your employment relationship with Company or any of its Subsidiaries is terminated for any reason other than due to your death or Disability, then that portion, if any, of this Plan Award for which restrictions have not lapsed as of the date of termination shall become null and void; provided, however, that the portion, if any, of this Plan Award for which restrictions have expired as of the date of such termination shall survive such termination.

          (b) Death. Upon your death, the restriction period of the Restricted Shares shall immediately be accelerated and the restrictions shall expire.
          (c) Disability. If your employment relationship is terminated by reason of your Disability, then the restriction period of the Restricted Shares shall immediately be accelerated and the restrictions shall expire.
          (d) Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 7 and any employment agreement entered into by and between you and the Company, the terms of the employment agreement shall control.
     8. Leave of Absence. With respect to the Plan Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of the Company, provided that rights to the Restricted Shares during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.
     9. Delivery of Certificates of Stock. Promptly following the expiration of the restrictions on the Restricted Shares as contemplated in Sections 5, 6, and 7 of this Award Agreement, the Company shall cause to be issued and delivered to you or your designee a certificate representing the number of Restricted Shares as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be requested. The value of such Restricted Shares shall not bear any interest owing to the passage of time.
     10. Conditions to Delivery of Stock and Registration. Nothing herein shall require the Company to issue any shares with respect to the Plan Award if (a) that issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933 or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect or (b) the withholding obligation as provided in Section 15 has not been satisfied.
     From time to time, the Board and appropriate officers of the Company shall and are authorized to take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Common Stock available for issuance .
     11. Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirement imposed upon the Company by or under any applicable statute or regulation.
     12. Remedies. The parties to this Award Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the enforcement of the terms and provisions of this Award Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

     13. Information Confidential. As partial consideration for the granting of the Plan Award hereunder, you hereby agree with the Company that you will keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Award Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor militating against the advisability of granting any such future award to you.
     14. Consideration. No restriction on the Restricted Shares shall lapse unless and until you have performed services for the Company or any of its Subsidiaries that the Company believes is equal to or greater in value than the par value of the Common Stock subject to this Plan Award.
     15. Payment of Taxes. The Company may from time to time, in its discretion, require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), the amount that the Company deems necessary to satisfy the Company’s or its Subsidiary’s current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Plan Award. With respect to any required tax withholding, you may (a) direct the Company to withhold from the shares of Common Stock to be issued to you the number of shares necessary to satisfy the Company’s obligation to withhold taxes, that determination to be based on the shares’ Fair Market Value, as defined in the Plan, at the time as of which such determination is made; (b) deliver to the Company sufficient shares of Common Stock to satisfy the Company’s tax withholding obligations, based on the shares’ Fair Market Value, as defined in the Plan, at the time as of which such determination is made; or (c) deliver sufficient cash to the Company to satisfy its tax withholding obligations. If you elect to use such a stock withholding feature, you must make the election at the time and in the manner that the Company prescribes. The Company may, at its sole option, deny your request to satisfy withholding obligations through Common Stock instead of cash. In the event the Company subsequently determines that the aggregate Fair Market Value, as defined in the Plan, of any shares of Common Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you shall pay to the Company, immediately upon the Company’s request, the amount of that deficiency.
     16. Right of the Company and Subsidiaries to Terminate Employment. Nothing contained in this Award Agreement shall confer upon you the right to continue in the employ of the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment at any time.
     17. No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Award Agreement or the Restricted Shares granted hereunder.
     18. No Guarantee of Interests. The Board and the Company do not guarantee the Common Stock of the Company from loss or depreciation.

     19. Company Records. Records of the Company or its Subsidiaries regarding your period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
     20. Company Action. Any action required of the Company shall be by resolution of its Board or by a Person authorized to act by resolution of the Board.
     21. Severability. If any provision of this Award Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Award Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
     22. Arbitration. You and the Company agree, upon written request of either you or the Company, to the resolution by binding arbitration of all claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”), whether or not arising out of this Award Agreement or your employment (or its termination), whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that the Company may have against you or that you may have against the Company or its parents, subsidiaries or affiliates, and each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, if such Claim is not resolved by the mutual written agreement between you and the Company, or otherwise, within 30 days after notice of the dispute is first given. Claims covered by this Section 22 include without limitation claims by you for breach of this Award Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation. Any arbitration shall be conducted in accordance with the Federal Arbitration Act (“FAA”) and, to the extent an issue is not addressed by the FAA, with the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”) or such other rules of the AAA as are applicable to the claims asserted. If a party refuses to honor its obligations under this Section 22, the other party may compel arbitration in either federal or state court. The arbitrators shall apply the substantive law of Delaware (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the claims asserted. The arbitrators shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Award Agreement (including this Section 22), including any claim that all or part of the Award Agreement is void or voidable and any claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the parties hereto. Any arbitrators’ award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in Dallas, Texas, and that any arbitration commenced in any other venue will be transferred to Dallas, Texas, upon the written request of any party to this Award Agreement. In the event that an arbitration is actually conducted pursuant to this Section 22, the party in whose favor the arbitrator renders the award shall be entitled to have and recover from the other party all costs and expenses incurred, including reasonable attorneys’ fees, reasonable costs and other reasonable expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs and other expenses shall become a part of any award, judgment or verdict. Any and all of the arbitrators’ orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrators may be confirmed and entered by any federal or state court having jurisdiction. All arbitrations will have three individuals acting as arbitrators: one arbitrator will be selected by you, one arbitrator will be selected by the Company, and the two arbitrators so selected will select a third arbitrator; provided that (a) you or the Company shall use reasonably diligent efforts to select its respective arbitrator within 60 days after a matter is submitted to arbitration and (b) the parties (including arbitrators) shall not be limited to selecting arbitrators from only the AAA’s lists of arbitrators. Any arbitrator selected by a party will not be affiliated, associated or related to the party selecting that arbitrator in any matter whatsoever. The arbitration hearing shall be conducted within 60 days after the selection of the arbitrators. All privileges under state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the majority of the arbitrators will be binding on all parties. Arbitrations will be conducted in a manner so that the final decision of the arbitrators will be made and provided to you and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all parties. YOU ACKNOWLEDGE THAT BY SIGNING THIS AWARD AGREEMENT, YOU ARE WAIVING ANY RIGHT THAT YOU MAY HAVE TO A JURY TRIAL OR A COURT TRIAL, OF ANY EMPLOYMENT-RELATED CLAIM ALLEGED BY YOU.
     23. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or you may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.
     The Company and you agree that any notices shall be given to the Company or to you at the following addresses:
Company:	717 N. Harwood Suite 1500 Dallas, TX 75201 Attention: General Counsel

Holder:	At your current address as shown in the Company’s records.
     24. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
     25. Successors. This Award Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

     26. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
     27. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Texas except to the extent Texas law is preempted by federal law. The obligation of the Company to sell and deliver Common Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Common Stock.
     28. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Common Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
     29. Amendment. This Award Agreement may be amended by the Board; provided, however, that no amendment may decrease your rights inherent in this Plan Award prior to such amendment without your express written consent.
     30. The Plan. This Award Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

     IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer as of the Date of Grant first above written.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

By:
Name: